Exhibit 99.2

NEWS RELEASE Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE DECLARES SPECIAL DIVIDEND OF $3.50 PER SHARE AND REGULAR QUARTERLY DIVIDEND

DeRidder, LA – October 31, 2019 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced that its Board of Directors had declared a special cash dividend of $3.50 per share.

The special cash dividend will be payable on November 20, 2019 to shareholders of record as of November 13, 2019. The Board of Directors also declared a regular quarterly dividend of $0.25 per share, payable on December 27, 2019 to shareholders of record as of December 13, 2019.

“AMERISAFE has shown a strong commitment to creating shareholder value through our operational consistency and long-term capital adequacy. We are pleased to continue to share the rewards of that commitment through an extraordinary dividend,” said G. Janelle Frost, President and Chief Executive Officer.

Over the past seven years, the Company has declared $23.05 per share in dividends, comprising $4.80 in regular dividends and $18.25 in special dividends per share.

More information on the dividend and information on the company’s third quarter earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.